Exhibit 1

PRESS RELEASE

British American Tobacco Announces Early Results of Its Previously Announced Cash Capped Debt Tender Offers and Increase of the Maximum Tender Amount

London, United Kingdom; April 29, 2024 – British American Tobacco p.l.c. (“BAT”) announces today the early results of the previously announced cash capped debt tender offers (the “Tender Offers”) to purchase the debt securities listed in the table below (collectively, the “Securities”) by B.A.T Capital Corporation, a corporation incorporated in the State of Delaware (“BATCAP”) and B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF” and, together with BATCAP, the “Offerors”), wholly owned subsidiaries of BAT.

In addition, the Offerors are increasing the maximum aggregate purchase price (excluding accrued and unpaid interest) in the Tender Offers for both Offerors and all series of Securities to £1.2 billion (such amended amount, the “Maximum Tender Amount”). Except as provided above, the terms and conditions of the Tender Offers remain unchanged.

The purchase price for Dollar Securities, Sterling Securities and Euro Securities will be paid in U.S. Dollars, Sterling and Euro, respectively. To determine whether the Maximum Tender Amount has been reached, we will convert the applicable aggregate purchase price payable with respect to the Dollar Securities and Euro Securities validly tendered into Sterling using the exchange rates of $1=£0.7997 and €1=£0.85645, respectively, as reported at 10:00 a.m., New York City time, on April 26, 2024, on the Bloomberg screen page “BFIX” under the heading “USDGBP” and “EURGBP”, respectively.  Subject to the determination of the relevant Reference Yields and calculation of the applicable Total Consideration for the relevant series of Securities in the manner described in the Offer to Purchase, the Offerors expect that Securities validly tendered and not validly withdrawn prior to the Early Tender Deadline having (i) Acceptance Priority Levels 1-5 will be accepted in full, (ii) Acceptance Priority Level 6 will be accepted on a pro rata basis and (iii) Acceptance Priority Level 7 will not be accepted.

As of 5:00 p.m., New York City time, on April 26, 2024 (the “Early Tender Deadline”), as reported by Global Bondholder Services Corporation, the tender and information agent for the Tender Offers, the principal amounts of the Securities listed in the table below had been validly tendered and not validly withdrawn.

Issuer of Security / Offeror	Title of Security	CUSIP/ISIN	Principal Amount Outstanding	Principal Amount Tendered	Acceptance Priority Level
BATIF	2.250% Guaranteed Notes due 2052	XS1488409977	£650,000,000	£385,519,000	1
BATIF	4.000% Guaranteed Notes due 2055	XS1324911608	£350,000,000	£169,682,000	2
BATIF	2.000% Guaranteed Notes due 2045	XS1203860934	€600,000,000	€160,078,000	3
BATCAP	3.984% Notes due 2050	05526DBU8/ US05526DBU81	$1,000,000,000	$687,038,000	4
BATCAP	3.734% Notes due 2040	05526DBT1/ US05526DBT19	$750,000,000	$344,435,000	5
BATCAP	4.540% Notes due 2047	05526DBF1/ US05526DBF15	$2,500,000,000	$1,157,676,000	6
BATCAP	4.758% Notes due 2049	05526DBK0/ US05526DBK00	$1,000,000,000	$388,247,000	7

The amount of each series of Securities that is purchased in the Tender Offers on any Settlement Date will be determined in accordance with the acceptance priority levels specified in the table above (the “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level and 7 being the lowest Acceptance Priority Level, subject to the Maximum Tender Amount and as described in more detail in the Offer to Purchase.

The Total Consideration and Tender Offer Consideration for each series of Securities accepted for purchase will be determined on April 29, 2024 at 10:00 a.m., New York City time. The Total Consideration and Tender Offer Consideration for each series of Securities, together with the aggregate principal amount of validly tendered Securities of each series that is accepted for purchase and details of any proration, will be announced by a separate release later on April 29, 2024.

The Tender Offers are being made upon and are subject to the terms and conditions set forth in the Offer to Purchase, dated April 15, 2024 (as amended, supplemented, modified and updated by Supplement No. 1 dated April 18, 2024 and as may be further amended or supplemented from time to time, including by this press release, the “Offer to Purchase”).  The Tender Offers will expire at 5:00 p.m., New York City time, on May 13, 2024, unless extended or earlier terminated (the “Expiration Date”).  The Withdrawal Deadline was 5:00 p.m., New York City time, on April 26, 2024; therefore, Securities that have been validly tendered and not validly withdrawn, and Securities tendered after that date, may not be withdrawn unless otherwise required by applicable law.

Each Offeror’s obligation to accept for payment and pay for the Securities validly tendered in the Tender Offers is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase.

Securities that are accepted in the Tender Offers will be purchased by the applicable Offeror and retired and canceled and will no longer remain outstanding obligations of the applicable Offeror.

All capitalized terms which are used but not defined in this announcement shall have the meanings ascribed to them in the Offer to Purchase.

Citigroup Global Markets Limited, Merrill Lynch International, NatWest Markets Plc and SMBC Nikko Capital Markets Limited are acting as Dealer Managers in connection with the Tender Offers. The information and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related offering materials are available via the Tender Offers website at https://www.gbsc-usa.com/bata/ or by contacting the information and tender agent in New York at +1 (212) 430-3774 (banks and brokers) or +1 (855) 654-2014 (U.S. Toll-Free) or by email at contact@gbsc-usa.com. Questions regarding the Tender Offers should be directed to Citigroup Global Markets Limited at +44 20 7986 8969 (London) or +1 (800) 558-3745 (U.S. Toll-Free) or +1 (212) 723-6106 (U.S.) or by email at liabilitymanagement.europe@citi.com, Merrill Lynch International at +44 207 996 5420 (Europe) or +1 (888) 292-0070 (U.S. Toll Free) or +1 (980) 387-3907 (U.S.) or by email at DG.LM-EMEA@bofa.com, NatWest Markets at +44 20 7678 5222 (London) or +1 (800) 231-5380 (U.S. Toll Free) or +1 (203) 897 6166 (U.S.) or by email at NWMliabilitymanagement@natwestmarkets.com or SMBC Nikko Capital Markets Limited at +44 204 507 5043 or by email at liability.management@smbcnikko-cm.com.

This announcement is for informational purposes only and shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. Please see the Offer to Purchase for certain important information on offer restrictions applicable to the Tender Offers.

This announcement is released by BAT and contains information that qualifies as inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) No 596/2014 as it forms part of United Kingdom domestic law (“MAR”), encompassing information relating to the Tender Offers described above. For the purposes of MAR, this announcement is made by Caroline Ferland, Company Secretary.

Forward-Looking Statements

Statements included in this announcement and the Offer to Purchase regarding the future expectations of BAT and its subsidiaries (the “BAT Group”), beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook,” “target” and similar expressions. These include statements regarding the BAT Group’s intentions, beliefs or current expectations concerning, amongst other things, the BAT Group’s results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the BAT Group operates. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable, but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the BAT Group’s New Categories strategy; the impact of supply chain disruptions; adverse litigation and dispute outcomes and the effect of such outcomes on the BAT Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; changes in the market position, businesses, financial condition, results of operations or prospects of the BAT Group; direct and indirect adverse impacts associated with Climate Change and the move towards a Circular Economy; and Cyber Security caused by the heightened cyber-threat landscape and the increased digital interactions with consumers, and changes to regulation; and risks related to other factors discussed or incorporated by reference in the Offer to Purchase, including in the sections captioned “Group Principal Risks” and “Group Risk Factors” in the 2023 Form 20-F (as defined in the Offer to Purchase).

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements in this announcement and the Offer to Purchase reflect knowledge and information available at the date of the document and the BAT Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements. All subsequent written or oral forward-looking statements attributable to BAT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of the announcement.

United Kingdom

The communication of this announcement, the Offer to Purchase and any other documents or materials relating to the Tender Offers is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may only be communicated to (1) those persons who are existing members or creditors of the Offerors or other persons falling within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) and (2) any other persons to whom these documents and/or materials may otherwise lawfully be communicated under the Financial Promotion Order.

Belgium

The Tender Offers do not constitute a public offering within the meaning of Articles 3, §1, 1° and 6, §1, of the Belgian Takeover Law. The Tender Offers are exclusively conducted under applicable private placement exemptions and have therefore not been, and will not be, notified to, and none of this announcement, the Offer to Purchase and any other document or material relating to the Tender Offers have been, or will be, approved by the Belgian Financial Services and Markets Authority (Autorité des Services et Marchés Financiers / Autoriteit voor Financiële Diensten en Markten). Accordingly, the Tender Offers, this announcement, the Offer to Purchase, any memorandum, information circular, brochure or any similar documents relating to the Tender Offers may not be advertised, offered or distributed, directly or indirectly, to any person located and/or resident in Belgium other than to persons who qualify as “Qualified Investors” in the meaning of Article 2(e) of the Prospectus Regulation, as referred to in Article 6, §3 of the Belgian Takeover Law, and who is acting for its own account, or in other circumstances which do not constitute a public offering in Belgium pursuant to the Belgian Takeover Law. This announcement and the Offer to Purchase have been issued only for the personal use of the above Qualified Investors and exclusively for the purpose of the Tender Offers. Accordingly, the information contained herein and therein may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Tender Offers are not being made, directly or indirectly, to the public in France. This announcement, the Offer to Purchase and any other documents or offering materials relating to the Tender Offers have only been, and shall only be, distributed in France toqualified investors (investisseurs qualifiés) as defined in Article 2(e) of the Prospectus Regulation. None of this announcement, the Offer to Purchase and any other documents or offering materials has been or will be submitted to the clearance procedures (visa) of the Autorité des marchés financiers.

Italy

None of the Tender Offers, this announcement, the Offer to Purchase or any other documents or materials relating to the Tender Offers has been or will be submitted to the clearance procedure of the CONSOB, pursuant to applicable Italian laws and regulations.

The Tender Offers are being carried out in Italy as exempted offers pursuant to article 101-bis, paragraph 3-bis of the Financial Services Act and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Holders or beneficial owners of the Securities that are a resident of and/or located in Italy can tender the Securities for purchase through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of February 15, 2018, as amended, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations and with any requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities or the Tender Offers.

Enquiries:

Investor Relations
Victoria Buxton/Amy Chamberlain/John Harney/Jane Henderson
+44 (0) 20 7845 2012/1124/1263/1117

Press Office
+44 (0) 20 7845 2888 (24 hours) | @BATPlc